SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report: May 16, 2007
(Date of earliest event reported)

IMPART MEDIA GROUP, INC.
(Exact name of Registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

0-09358	88-0441338
(Commission File No.)	(I.R.S. Employer Identification No.)

1300 North Northlake Way
Seattle, Washington 98103
(Address of principal executive offices; zip code)

(206) 633-1852
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(a) Effective May 16, 2007, we appointed Stephen M. Wilson as our new Chief Financial Officer. The biographical information regarding Mr. Wilson required by this item is as follows:

Name	Age	Business Experience During the Past Five Years

Stephen M. Wilson	51
Mr. Wilson has served as our Chief Financial Officer since May 2007. From July 2006 until his promotion to Chief Financial Officer, he served as our Vice President of Finance/Corporate Controller. From 2004 to 2006, he served as Division Controller for Rabanco Companies, a division of Allied Waste. From 2000 to 2004 Mr. Wilson was owner and President of Strategic Finance & Accounting Services, Inc.. He is a licensed Certified Public Accountant and is also a Certified Management Accountant and holds dual Bachelor of Arts degrees in Accounting and Business Administration from Western Washington University.

We do not currently have an employment agreement with Mr. Wilson, although we intend to begin negotiating such an agreement in the near future. Mr. Wilson’s annual base salary is $120,000 and he is eligible to receive cash bonus and equity compensation at the discretion of our board of directors.

(b) Effective May 16, 2007, Joseph F. Martinez resigned from his position as our Chief Financial Officer and a Chairman of our board of directors.  Mr. Martinez will continue to serve as our Chief Executive Officer and a director of our company.

(c) Effective May 16, 2007, our board of directors elected Ron Elgin to the position of Chairman of the board of directors. Mr. Elgin has been a director of our company since January 2006. Biographical information regarding Mr. Elgin has been previously filed.

(d) Effective May 16, 2007, Laird Laabs was appointed to the position of President, Impart Asia-Pacific. Also effective on such date, Mr. Laabs stepped down from his position as Chief Sales Officer. Biographical information regarding Mr. Laabs has been previously filed.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Number	Document

99.1	Press Release, dated May 16, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPART MEDIA GROUP, INC.

Date: May 17, 2007	By:	/s/Joseph F. Martinez
Joseph F. Martinez
Chief Executive Officer

EXHBIT INDEX

Number	Document

99.1	Press Release, dated May 16, 2007.